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Frost & Jacobs
2500 PNC Center
201 East Fourth Street
Cincinnati OH  45201-5715
513-651-6800


June 3, 1997

Cincinnati Bell Inc.
201 East Fourth Street
Cincinnati, Ohio 45202

Re: Cincinnati Bell Inc. Form S-8 Registration Statement
    1997 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

Gentlemen:

We are counsel for Cincinnati Bell Inc., an Ohio corporation (the "Company"), which is named as the registrant in the Registration Statement on Form S-8 which is being filed on or about June 3, 1997 with the Securities and Exchange Commission (the "Commission") for the purpose of registering under the Securities Act of 1933, as amended (the "Act"), 600,000 common shares, par value $1.00 per share (the "Common Shares"), of the Company offered pursuant to the 1997 Cincinnati Bell Inc. Stock Option Plan for Non-Employee Directors (the "Plan").

As counsel for the Company, we have participated in the preparation of the Registration Statement. In addition, we are generally familiar with the records and proceedings of the Company. Furthermore, we have examined and relied on the originals or copies, certified or otherwise identified to our satisfaction, of corporate records or documents of the Company and such representations of officers of the Company as we have deemed appropriate.

With respect to the Common Shares registered pursuant to such Registration Statement as filed and as it may be amended, it is our opinion the Common Shares when issued and paid for pursuant to the options to be granted pursuant to the Plan will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission.

Very truly yours,

/s/ Frost & Jacobs